EXHIBIT 99.3

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

March 15, 2006

The Board of Directors

Foothill Independent Bancorp

510 South Grand Avenue

2nd Floor

Glendora, CA 91741

Re:	Registration Statement on Form S-4 of First Community Bancorp (File No. 333-132018)

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated December 13, 2005.

We hereby consent to the reference to our opinion in the above-referenced Registration Statement under the captions “Summary—Opinion of Foothill’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Foothill’s Reasons for the Merger; Recommendation of the Foothill Board of Directors” and “The Merger—Opinion of Foothill’s Financial Advisor” and to the inclusion of our opinion in the joint proxy statement-prospectus included in the Registration Statement, appearing as Appendix B to such joint proxy statement-prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.